Exhibit 3

Names and Addresses of the Underwriters

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

UBS Securities LLC

1285 Avenue of the Americas

New York, New York 10019